                                                                    EXHIBIT 2.01

KAHN ET ASSOCIES
FINAL - APRIL 24, 2003

                  AGREEMENT FOR THE SALE OF AN ONGOING BUSINESS

BETWEEN THE UNDERSIGNED:

MARKETIC SA, a French Societe Anonyme with a share capital of Euros 50,000 having its registered office at 31 rue Henri Rochefort, 75017 Paris, France, registered with the Registry of Commerce and Companies of Paris, under number 345 336 549, duly represented by Mr. Jean-Pierre Seguret, acting by power of attorney given by Mr. Jean Louis Maigret, its President;

                                                       hereinafter the "SELLER",

                                                                ON THE ONE HAND,

AND:

UNICA CORPORATION, a foreign corporation having its headquarters at Reservoir Place North, 170 Tracer Lane, Waltham, MA 02451, USA, represented for such purpose by Mr. Richard Darer, its chief financial officer, acting on behalf of UNICA, a French Societe par Actions Simplifiee to be incorporated;

                                                        hereinafter the "BUYER",

                                                             ON THE SECOND HAND,

AND:

DDB COMMUNICATION FRANCE, a French Societe Anonyme with a share capital of Euros 240,000 having its registered office at 55 rue d'Amsterdam, 75008 Paris, France, registered with the Registry of Commerce and Companies of Paris, under number 348 843 533, duly represented by Mr. Jean-Pierre Seguret, acting by power of attorney given by Mr. Herve Brossard, its President and

MARCEL ASSARAF, residing at 6, rue Poussin, 75116 Paris, France;

                           Hereinafter, jointly and severally, the "GUARANTORS",

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

                                                              ON THE THIRD HAND,

The Seller, the Buyer and the Guarantor are hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY".

                                    RECITALS

The Seller is a company which specializes in the sale of software products and services, and which operates a business of consulting, organization, maintenance and support of software in the area of marketing.

Pursuant to negotiations between the Seller and the Buyer it has been agreed that the Seller will, under certain terms and conditions, sell its business consisting of the development, sales, marketing and maintenance of various software products, and related services, in the field of marketing and customer relationship management.

The Seller and the Buyer have, therefore, reached agreement on the final terms and conditions of the sale of the ongoing business and assets, which is the subject matter of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - SALE

The Seller hereby sells and transfers, effective May 1, 2003 or any other date mutually agreed upon by the Parties (the "TRANSFER DATE"), on the terms and conditions set forth herein and subject to normal and legal representations and warranties in such transactions, to the Buyer, which hereby accepts:

an ongoing business and assets of consulting, organization, maintenance and support of software publishing in the area of marketing, as set forth in Article 2 hereinafter, for which it is registered with the Registry of Commerce and Companies of Paris under number 345 336 549, and which it carries on at its registered office (the "BUSINESS").

ARTICLE 2 - DESCRIPTION OF THE BUSINESS

The Business sold hereby comprises all of the assets set forth herein below:

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

2.1   INTANGIBLE ASSETS

The following intangible assets:

- The goodwill and clientele listed in Annex 2.1.1 and all databases with information regarding such clients,

- The portfolio of prospective clients, including but not limited to those listed in Annex 2.1.2 hereto and all databases with information regarding such clients,

-     The trade name of "MARKETIC",

- All Intellectual Property Rights, as such term is defined in Article 9.11, which are owned or used by the Seller and which are listed in Annex 2.1.3
      (a) and Annex 2.1.3 (b),

-     The software products listed on Annex 2.1.4,

- All books, records, correspondence and other documents in any and all media used in the business.

2.2   TANGIBLE ASSETS

The fixed assets consisting of computer hardware (including servers, PCs, printers, etc) and the office equipment, sales and marketing materials, sales demonstration materials and other items listed in Annex 2.2.

2.3   EXCLUDED ASSETS; LIABILITIES NOT TRANSFERRED WITH THE BUSINESS

The Parties hereto expressly agree that this sale of Business does not include the transfer of :

- any liabilities of any kind of the Seller, including but not limited to contingent liabilities, off balance sheet commitments, and any contractual obligations other than those related to the period after the Transfer Date pursuant to the Transferred Contracts (as defined below),

-     any insurance policies of the Seller,

- the commercial office lease agreement entered into between the Seller and Societe Rochefort 25 SAS,

-     cash,

-     accounts receivable.

ARTICLE 3 - EMPLOYEES

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

The Buyer, as provided by Article L. 122-12 of the Labor Code, shall ensure the uninterrupted continuation of the employment agreements, without amendment, of the employees assigned to the operation of the Business (the "EMPLOYEES"), a list of whom is set forth in Annex 3A hereto. Such list shall also mentioned the amount of their fixed compensation, and employee benefits of any kind whatsoever. Also attached as part of Annex 3A are copies of all employee bonus arrangements. With respect to Mr. Marcel Assaraf, it is agreed that his employment agreement will be amended effective the Transfer Date.

The Seller shall bear the cost of all the amounts due to the Employees as at the Transfer Date or which shall subsequently be due to the Employee with respect to the period up to the Transfer Date; accordingly, the Seller shall deliver to the Buyer on such Transfer Date an amount corresponding to the accruals for paid vacation which may be due to the Employees following the Transfer Date with respect to rights and benefits accrued during the period up to the Transfer Date (all of the foregoing, "VACATION ACCRUALS"); provided the Buyer shall assume liability for Vacation Accruals up to an amount not to exceed two hundred sixty thousand (260,000) Euros.

ARTICLE 4 - CONTRACTS

The Seller agrees to assign, and the Buyer agrees to accept, the Seller's rights and duties arising under the contracts with customers which are listed in Annex 4 hereto (the "TRANSFERRED CONTRACTS"), subject, as the case may be, to the consent of the other parties to the Transferred Contracts, whenever it is required by such Transferred Contracts. Annex 4 lists each Transferred Contract for which a notice to, or consent of, any third party is required in order to assign such Transferred Contract to the Buyer, and the Seller and the Guarantors hereby represent and warrant the accuracy of such list. The Seller agrees, if necessary, to cooperate with the Buyer following the date hereof and for three months following the Transfer Date, and to supply it with any assistance that the Buyer may reasonably require for the assignment of such Transferred Contracts during such period.

ARTICLE 5 - USE OF THE PREMISES; SERVICE ARRANGEMENTS

5.1 DDB Communication France ("DDB") shall cause DDB CIE, societe en nom collectif, to sublease to the Buyer the commercial premises located at 31 rue Henri Rochefort, 75017 Paris, under the terms and conditions set forth in a sub-lease agreement substantially in the form attached in Annex 5 hereto, to be entered into between DDB and the Buyer on the Transfer Date. The Guarantors represent and warrant that these are the same terms as those provided to the Seller prior to the Transfer Date. The Parties further agree that the Seller and

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

DDB shall indemnify and hold harmless the Buyer from any damages, losses, expenses or claims or any kind resulting from the failure to obtain the consent of the landlord to the sublease attached hereto as Annex 5.

5.2 For a period of three months beginning on the Transfer Date, DDB shall provide the Buyer, at no charge, with the following administrative services: finance and accounting assistance, IT systems and human resource assistance, all in a manner consistent with practices prior to the Transfer Date between DDB and the Seller.

5.3 In order to satisfy regulatory requirements in the United States, the Buyer requires access to the financial accounts and records of the Seller for all full and partial fiscal years since January 1, 2001. The Seller and the Guarantors hereby agree to make such accounts and records available to the Buyer at any time following the Transfer Date.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

ARTICLE 6 - USE OF THE TRADENAME

The Buyer grants to the Seller the right, during a period of one year as from the Transfer Date, to continue to use, without indemnity, the tradename of "MARKETIC", assigned pursuant to this Agreement as its corporate name, it being understood however that the Seller may under no circumstances use this tradename for any other purpose, including but not limited to the sale or marketing of any goods or services.

ARTICLE 7 - SALE PRICE AND PROCEDURE OF PAYMENT

7.1 This sale of the Business is granted and accepted in consideration for a price calculated as follows (the "SALE PRICE"): two million one hundred and forty thousand (2,140,000) Euros, subject to the provisions of Article 7.4 below. The Sale Price shall be paid in three installments as follows: (i) on the Transfer Date, the Buyer shall pay one million seven hundred thousand (1,700,000 Euros) (the "FIRST INSTALLMENT"); (ii) on December 31, 2003, the Buyer shall pay two hundred fifty thousand (250,000) Euros, and (iii) on the first anniversary of the Transfer Date the Buyer shall pay one hundred ninety thousand (190,000) Euros. Each of the three payments following the First Installment shall be covered by drafts (billets a ordre) signed by the Buyer prior to the Transfer Date.

7.2   The Sale Price is broken down as follows:

-     for intangible assets:                     2,045,989 Euros

-     for tangible assets:                       94,011 Euros

-     for merchandise for sale to customers:     none

-     Total:                                     2,140,000 Euros

This above allocation of price is made to satisfy the provisions of the Commercial Code and shall not be questioned by any of the Parties, notwithstanding the evaluations which could be made or which could result from the decision of any expert, the prices mentioned representing the value of the Business in its totality.

Pursuant to instruction no. 3A-690 dated 22 February 1990 of the Tax Authorities (Direction Generale des Impots) the Buyer agrees to submit to VAT future sales of the equipment involved and to proceed, if necessary, with the payments set forth in Articles 210 and 215 of Annex II of the General Tax Code that would have been payable, if the Seller had continued to use such assets.

7.3 On the Transfer Date, the Buyer will place the First Installment of the Sales Price in escrow pursuant to this Article 7.3 for the period of time required

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

by applicable law for third-party oppositions to be notified. The escrow agent shall be Maitre Jean-Luc Lascar, a lawyer admitted to practice by the Paris bar, who will deposit the funds with "CARPA". The entire First Installment shall be deemed security for the Buyer, to be used to satisfy any pledges, oppositions or other impediments to transfer of the Business. The Parties authorize the escrow agent to remit the First Installment to the Seller subject to absence of any third-party oppositions (or agreement of such third parties against payment of their claims) and payment of all taxes as provided in Article 1684-1 of the General Tax Code, such amounts if any to be deducted from the First Installment. The escrow agent shall be relieved of his duties upon remittance of the First Installment to the Seller, less amounts paid to third-party creditors, or upon remittance of the First Installment to a third party escrow agent pursuant to an order of the Chairman of the Commercial Court of Paris. The escrow agent's fees shall be borne by the Seller.

7.4   REDUCTION

In the event that any of the Transferred Contracts with customers that are listed are terminated within three (3) months following the Transfer Date (i) as a result of the sale of the Business or (ii) because of the non-compliance with the provisions requiring the customer's consent to assignment or (iii) due to breach by the Seller of such Transferred Contract prior to the Transfer Date, then the Sale Price shall be reduced by the amount of damages and any other amounts claimed against the Buyer by such customers.

ARTICLE 8 - CHARGES AND CONDITIONS - OBLIGATIONS

For purposes of this sale of Business, the Seller and the Buyer hereby assume the following obligations:

8.1   SELLER'S OBLIGATIONS

The Seller agrees, in addition to its legal obligations, to be personally responsible for all third-parties claims (including creditors' claims) which are not satisfied and which could arise in connection with this transaction, so that the Buyer shall never be troubled thereby and shall assume responsibility for, and indemnify the Buyer against, all actions, claims or losses of any kind against it or incurred by it in this respect.

More generally, the Seller agrees to sign all documents, agreements, and deeds to ensure the transfer of the Business and to introduce the Buyer to its customers and suppliers, on the basis of procedures to be mutually agreed by the Parties.

8.2   BUYER'S OBLIGATIONS

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

The Buyer shall be responsible for taking care of publication formalities for the sale of the Business at its expense and as required by law. The Buyer shall make available the financial and other resources necessary to perform the Transferred Contracts for a period of one year following the Transfer Date without any financial contribution from the Seller.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

The Seller and the Guarantors hereby represent and warrant, jointly and severally, that:

9.1   ORIGIN OF OWNERSHIP

The Business belongs to the Seller, inasmuch as it founded it and has managed it since January 1988.

9.2   TURNOVER AND PROFITS

The Business turnover and profits for the past three financial years are:

                       FISCAL YEAR       FISCAL YEAR         FISCAL YEAR
                          ENDED             ENDED               ENDED
                       28 FEB 2001       31 DEC 2001         31 DEC 2002
                       (14 MONTHS)       (10 MONTHS)        (NOT APPROVED)
TURNOVER                6,266,046         4,503,881           4,656,160
EXCLUDING TAXES

PROFITS                  (870,957)       (1,009,587)           (667,832)

The estimated Business turnover for the period from December 31, 2002 to April 30, 2003 amounts to Euros 1,456,000.

The estimated Business profit for the period from December 31, 2002 to April 30, 2003 amounts to Euros (30,000).

The Seller represents and warrants that there were no significant changes in the financial position of the Business since December 31, 2002.

9.3.  LIENS AND ENCUMBRANCES

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

       (a) The Seller and the Guarantors declare that the Business as well as all the elements composing it, are subject to no registered lien, pledge, charge or encumbrance whatsoever, save for the following liens recorded on the certificate of liens delivered by the Commercial Court of Paris and attached hereto as Annex 9.3 :

      - Lien recorded by Loxxia Bail (19 place Etienne Marcel, 75740 Paris Cedex 15) on December 16, 1999 for a car VP Volkswagen golf,

      - Lien recorded by Loxxia Bail (19 place Etienne Pernet, 75747 Paris Cedex 15) on March 7, 2000 for a car VP Mercedes Type ML 320 AS,

      - Lien recorded by Loxxia Bail (19 place Etienne Pernet, 75747 Paris Cedex 15) on March 15, 2000 for a car VP Volkswagen golf,

      - Lien recorded by Loxxia Bail Slibail (106 rue des Trois Fontanot, 92751 Nanterre Cedex) on April 12, 2001 for a car VP Audi Ambition Serie,

      - Lien recorded by Loxxia Bail Slibail (106 rue des Trois Fontanot, 92751 Nanterre Cedex) on September 25, 2001 for a car VP Audi A3.

      (b) Unless otherwise agreed in writing by the Buyer, none of the assets subject to liens, pledges or other encumbrances (including but not limited to those set forth above) shall be transferred to the Buyer, and the Seller shall be solely responsible for satisfying all obligations in connection with such assets and for having lifted all liens, pledges and other encumbrances.

      (c) Neither the Guarantors nor any other shareholder, director or officer (mandataire social) of the Seller, nor any company or entity owned or controlled by a shareholder of the Seller holds title to, or possession of, assets which might be necessary to the operation of the Business.

9.4.  ACCOUNTING BOOKS AND RECORDS

The accounting books and records inspected and initialled before the Transfer Date by the Parties without the presence of the preparer of this Agreement and relating to the last three (3) fiscal years of the Business have been duly and properly kept and accurately reflect the Business. Such books and records shall be available to the Buyer, with the related supporting documentation, for three years from the Transfer Date.

9.5   CONSTITUTION; AUTHORIZATION; COMPLIANCE WITH LEGAL PROVISIONS

      (a) The Seller is a corporation (societe anonyme) duly constituted and validly existing and in good standing since its formation and has all requisite power and authority to own, manage, use, and dispose of its properties and the assets relating to the Business. The Seller is current with respect to the filing of its tax returns and the payment of all taxes and social charges of any kind whatsoever, charges. The Seller and the Guarantors have all requisite power

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

and authority to enter into this Agreement and perform the transactions contemplated hereby, and the Seller's Board of Directors has approved this Agreement. The Seller and Guarantors warrant to the Buyer that none of them requires any authorization of a French public authority for the signature and performance of this Agreement and that the signature and performance of this Agreement is not contrary to the by-laws of the Seller, any applicable legal provision or any undertaking of the Seller or Guarantors, whether oral or written. This Agreement has been duly and validly made by the Seller and the Guarantors and is valid and binding on them.

      (b) The Seller has never been and is not on the Transfer Date, subject to any claim of invalidity or in liquidation, or any bankruptcy, reorganization, or liquidation proceeding, or the equivalent. The Seller is not undergoing a period of difficulties ("periode suspecte").

      (c) The transfer of the Business will not affect in any manner whatsoever the perpetuity and the good standing of the Seller. The Seller undertakes not to propose to its shareholders to vote in favor of the voluntary dissolution or liquidation of the Seller for a period of one year as from the Transfer Date, and the Guarantors undertake not to vote in favor of any such resolutions in the event they are proposed notwithstanding this provision. The foregoing shall not apply to a "transmission universelle de patrimoine", merger or other transaction with a subsidiary or affiliate of DDB in which the surviving entity assumes the obligations of the Seller under this Agreement.

9.6   SHARE CAPITAL

The Seller`s share capital to date is Euros 50,000; it is divided into 5,000 shares with a par value of Euros 10 distributed between the shareholders of the Seller in the proportions set out in Annex 9.6 hereto. These shares constitute the totality of the Seller's share capital and carry an entitlement to the exercise of the totality of the Company's voting rights. There are no warrants or options or other rights of any kind entitling any person or entity to subscribe to additional shares or other securities of the Seller.

9.7   ACTIVITY OF THE SELLER

The Seller has full capacity to carry out the activities and to own and use the assets and property owned or used by it in connection with the Business. The Seller is duly authorised to carry out the activities relating to the Business in all the places where they are currently carrying out such activities and possess all powers necessary to that effect.

The products distributed and the services provided by the Seller in connection with the Business are in conformity with legislation and regulation applicable to them and do not have any fault or defect whatsoever. The Seller has not

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

given any contractual warranties in relation to its products or services which exceeds warranties normally given in the profession. .

9.8   ACCOUNTS

The annual accounts (such as defined by Article L123-12 of the Code de Commerce) of the Seller for the period ended December 31, 2002 (the "ANNUAL ACCOUNTS") set out in Annex 9.8 of the Agreement:

(i) have been established in accordance with the accounting principles and methods described in the annex to the Annual Accounts and, with regard to questions not treated by these principles and methods, in conformity with accounting principles generally accepted in France; these were applied respecting the principles of continuity of operations and consistency of methods (the "ACCOUNTING PRINCIPLES");

(ii) reflect, with regard to the Accounting Principles, in a truthful, orderly and sincere manner, the financial situation of the Seller as at December 31, 2002.

The Seller has made adequate provisions in the Annual Accounts in application of the Accounting Principles.

9.9   CONTRACTS AND AGREEMENTS

      (a) The Buyer shall have no liability or obligation in connection with any contract or agreement, or any other written or oral commitments of any kind, except for liabilities arising under the Transferred Contracts for the period beginning after the Transfer Date. There are not any contracts or agreements, or any other written or oral commitments of any kind, that are necessary or useful for operation of the Business,

      (b) The Transferred Contracts have been entered into by the Seller in the ordinary course of business.

      (c) The Seller is not in default with respect to the Transferred Contracts and has not breached any material obligation under a Contract except as regards provisions concerning the consent to assignment, but without prejudice to the provisions of Article 7.4. None of the other parties to the assigned Transferred Contracts is in default, and the Seller has not received any written notice (mise en demeure) relating to any event of default in connection with the Transferred Contracts. The Seller represents that the sale of the Business and the Transferred Contracts will not give any supplier, customer, distributor, financial institution, or other person any right to terminate the Transferred Contracts binding it with the Seller, to claim any benefit of any kind, or to cause any damage to the Business.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

      (d) The Seller has not entered into an agreement or undertaken any obligation whatsoever (notably an agreement to hire, maintain, employment, investment or restoration) in particular in order to obtain bonuses, subsidies, favourable loans or any administrative authorisation whatsoever.

      (e) None of the Transferred Contracts involve an administrative authorisation the validity of which, in whole or in part, and/or the terms and conditions of which would be likely to be affected by the sale of the Business or any of the assets relating to the Business, except for the Transferred Contract with the French Ministry of Culture.

      (f) The Seller has not received any notices of non-renewal of maintenance agreements representing together 10% or more of annual maintenance revenues and is not aware of any that are likely not to be renewed.

      (g) All of the Transferred Contracts provide for the following clauses:
(A) repair or replacement as exclusive remedy for defects or faults; (B) exclusion of indirect damages; and (C) a cap on vendor liability to the amount paid by the customer under the Transferred Contract;

      (h) None of the Transferred Contracts contain any of the following clauses: (A) transfer of any ownership of Intellectual Property Rights; (B) access to software source code; (C) commitments to supply custom enhancements, upgrades or other software in the future; (D) commitments as to future pricing and product availability

9.10   EQUIPMENT AND TANGIBLE ASSETS

All equipment and other tangible assets used for operation of the Business are in good operating condition and proper repair and are not subject to any claim.

9.11   INTELLECTUAL PROPERTY RIGHTS

      (a) The Seller has an absolute, valid and exclusive right either directly or as a licensee for the use of all literary, artistic or industrial proprietary rights, in particular software, patterns, know-how, trade marks, trade secrets, Internet domain names and Internet web sites, designs and models, droits d'auteur, copyright, and/or all other rights over software (including all software under development), software packages, software development tools, products, designs and models, designs and all other works whatsoever of whatever type, nature or medium, including all related rights and including but not limited to the world-wide rights of distribution, publication, adaptation, development and integration, translation in all languages and computer software languages disclosure and reproduction on all media which the Seller uses, develops or commercialises in the context of the Business exploitation (the "INTELLECTUAL PROPERTY RIGHTS"), and all of the foregoing shall be transferred to the Buyer on

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

the Transfer Date for the entire duration of the legal protection of the Intellectual Property Rights.

      (b) The list of the Intellectual Property Rights described above which are the only Intellectual Property Rights used, developed or commercialised by the Seller in the context of the Business, is provided at Annex 2.1.3 (a) hereto in respect of those Intellectual Property Rights which are wholly and directly owned by the Seller and at Annex 2.1.3 (b) in respect of those Intellectual Property Rights which are used by the Seller on the basis of a license, apart from the low-priced software commonly used (for example: word processing software).

      (c) The Seller has the exclusive ownership of the Intellectual Property Rights set out Annex 2.1.3 (a) which are freely transferable with the Business in connection with the sale provided for hereby.

      (d) The consultants and the Employees have validly transferred to the Seller all Intellectual Property Rights in the context of their relation with the Seller. All agreements entered into between the Seller and independent service providers include the necessary provisions in order for the Intellectual Property Rights to be automatically transferred to the works carried out by such service providers, without the Seller owing any additional remuneration to the employee in addition to the service provider's normal remuneration.

      (e) The Seller has not granted an option, license, right to use or exploit, or any other right whatsoever whether for free or for consideration, over the Intellectual Property Rights with the exception of customers benefiting from a license to use and partners to which licenses for the exploitation, distribution and/or technical integration have been granted.

      (f) The Seller has never infringed or misappropriated in any form whatsoever, patents, patterns, trade marks, copyrights or other intellectual property rights of any kind whatsoever belonging to third parties. The use of the Intellectual Property Rights do not infringe or violate the rights of any third party.

      (g) All the Employment Agreements contain the provisions necessary to automatically transfer the Intellectual Property Rights in the works carried out by such Employees, without the Seller owing any remuneration in addition to the normal salary with regard to the employee. The Employment Agreements ensure the transfer of the Intellectual Property Rights to the works carried out by the said employees whether these be in particular (i) carried out alone or in common, (ii) related to the subject of the Employment Agreements or in relation to the products or projects of the Business, or (iii) carried out by involving working hours, equipment or premises of the Business.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

      (h) The Seller is not informed of the fact that the Employees have an obligation pursuant to any contract, agreement or judicial or arbitral decision in contradiction with their obligations as regards the Business.

      (i) The Seller has taken all necessary steps to maintain the confidentiality of all information and Intellectual Property Rights that is not intended to be disclosed to third parties, including but not limited to all software source code, customer lists, and other trade secrets and the Seller knows of no unauthorized disclosures of its confidential or proprietary information.

      (j) There is not any third-party software embedded in any of the software marketed by the Seller.

9.12   EMPLOYEES

      (a) There are no other employees than those that are set out at Annex 3A.

      (b) Except for Mr. Marcel Assaraf and except as described in paragraph 50 of the April 8 Memorandum with respect to Mr. Assaraf and two other employees, the employment agreements of the Employees (the "EMPLOYMENT AGREEMENTS") contain no provisions which derogate from any and all legal and regulatory provisions and from the applicable collective bargaining agreement, especially with respect to notice period for termination, the amount of severance indemnities, pensions, retirement or other benefits. With respect to the pension benefits mentioned in paragraph 50 of the April 8 Memorandum, the Buyer shall have the benefit of any retirement/pension assets paid in respect of the relevant employees. The Seller is not a party, and is not subject to, the provisions of any plan or agreement relating to options, bonuses, share purchases, severance indemnities, supplemental retirement, life insurance, or providing for profit sharing or profit participation (interessement) like a typical profit sharing plan (plan d'interessement). No Employee working for the Seller in connection with the operation of the Business has suffered any accident at work and no legal proceedings related to work accidents are pending or on appeal. All salaries, commissions or other compensation and expense reimbursements due to officers (mandataires) and Employees of the Seller on the Transfer Date have been duly and completely paid. The Seller has not employed, in connection with the operation of the Business, any employee, officer, or advisor:

      (i) who would have a right to claim the status of sales representative ("VRP") or commercial agent, except for Mr.Bru, who represents the Seller in Belgium. In this regard the Seller certifies that no distributor is in a position to claim any indemnity of any kind during the term of, or upon termination of, its business relationship with the Buyer; or

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

      (ii) who is compensated proportionally to profits of the Business, or who is entitled to a pension or other benefit upon retirement.

      (c) Except as set forth in this Article 9.12(c), the Seller has respected and is currently in compliance with all provisions of French law with respect to employee matters (including but not limited with respect to worker health and safety, overtime, working hours, employee representatives, calculation of vacation pay and other benefits, immigrant and foreign workers, and discrimination and harrassment). The Seller has not notified all employees of the terms of its implementation of the 35-hour work week; provided, this disclosure is for information only and the Seller and Guarantors shall remain liable to the Buyer for such non-compliance as set forth in Article 10.

      (d) Since December 31, 2002, the Seller has not increased or decided to increase the remuneration or benefits of any of the Employees.

      (e) No employee has indicated, in writing or orally, that he or she intends to resign from the Seller.

      (f) All primes de vacances (vacation bonuses) required by the applicable collective bargaining agreement in respect of the period prior to the Transfer Date shall have either been paid by the Seller or, if not, shall be reimbursed by the Seller to the Buyer in the event of any claims by employees for payment of such vacation bonuses.

9.13  ONGOING DISPUTES

      (a) Except as set forth on Annex 9.13, there are no enquiry, legal action, arbitration, administrative or governmental enquiry against or concerning the Business ongoing or foreseeable, which could unfavourably affect the financial situation, the results or the activities of the Business, and there is no legal, arbitral, administrative or other decision or agreement of whatever nature which could affect the financial situation, the results or the activities of the Business. Notwithstanding disclosures on Annex 9.13, the Buyer shall assume no liability for any matters covered by this Article 9.13, and the Seller shall continue to defend such matters at its sole expense and hold harmless the Buyer from any liability arising therefrom.

      (b) The Seller is not pursued for a criminal offence and has no knowledge of circumstances likely to lead to the commission of such an offence, legal action or proceedings of any nature whatsoever.

9.14  OBSERVANCE OF LAW AND REGULATIONS

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

      (a) All agreements, authorisations, approvals and permits necessary for the exercise of the Business's activities have been obtained and are currently in force and the activities of the Business have been and are carried out in conformity with the said agreements, authorisations, approvals and permits.

      (b) No procedure whatsoever has been commenced which could have as a consequence the revocation, suspension or modification of one of the agreements, authorisations, approvals and permits referred to above and there is no threat of such a procedure.

      (c) The Seller has respected and respect all laws, regulations or prescriptions of any administrative organisation or authority which have applied or apply to the Business.

9.15  INTERIM PERIOD - MANAGEMENT

Between December 31, 2002 and the Transfer Date, the Seller has undertaken no action and has taken no decision which has not been brought to the attention of the Buyer in writing and which would be likely to lead to:

      - a significant change to the financial or commercial situation and the activities of the Business, or its running and, in particular, the net loss of clients representing more than twenty-five thousand (25,000) Euros in annual revenues or a significant reduction of sales made ordinarily to any given client;

      - any damage, destruction or loss (whether insured against or not) or any other event which affect or may affect unfavourably the activities of the Business or the waiver of any right whatsoever of a substantial value and, in particular, the reduction and value of an asset of the Business other than by way of depreciation;

      - except in the ordinary course of business, a transfer of any assets of the Business whatsoever, likely to affect the continuity of its activities;

      - a change in the remuneration of the Employees other than a change resulting from the application of laws, regulations and agreements in force concerning the particular personal sector;

      - the dismissal of an Employee with the exception of those made in the normal course of business;

      - a recruitment for which the annual amount of remuneration (gross) would be in excess of fifty thousand (50,000) Euros;

      -     a change in accounting methods or practices adopted by the Seller;

      - incurring any indebtedness for borrowed money except with the Guarantor;

      -     any bad or doubtful debts in excess of fifty thousand (50,000)
            Euros;

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

      - a labour unrest, strike or other event or situation in respect of the social climate which could affect or would ultimately affect in an unfavourable way the assets, activities or perspectives of the Business;

9.16  CONDUCT OF BUSINESS

Between the date of signing of this Agreement and the Transfer Date, the Seller undertake to operate the Business in the ordinary course of business, consistent with past practices.

9.17  ACCURACY OF DISCLOSURES

The representations and warranties made and information given by the Seller and the Guarantors in this Agreement and/or annexes thereto are accurate, complete, correct and made in good faith, without misleading information and do not omit any information, which, if known, would have been important for the drafting of this Agreement or would have made misleading all or part of representations contained herein. Moreover, the Information Memorandum and the document entitled "Marketic SA - Finance, Legal and HR Matters dated April 8, 2003 (the "APRIL 8 MEMORANDUM"), both as attached hereto as Exhibit 9.17 are accurate, complete, correct and made in good faith, without misleading information and do not omit any information, which, if known, would have been important for the drafting thereof or would have made misleading all or part of the information contained therein.

None of the representations and warranties in this Agreement shall be limited or affected in any way by any due diligence examinations carried out by or on behalf of the Buyer.

ARTICLE 10 - INDEMNIFICATION

10.1  SCOPE OF THE INDEMNIFICATION

In addition to any legal warranties which might be applicable, the Seller and the Guarantors, agree and commit themselves, irrevocably to indemnify the Buyer against all costs, damages, losses, increase in charges or liabilities, or decrease in assets of the Business originating prior to the Transfer Date:

(i) relating to a fact or event not disclosed to the Buyer in the representations and warranties made by the Seller or Guarantors herein, or an inaccuracy or omission in such representations and warranties, or

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

(ii) resulting from the violation of any obligation undertaken by the Seller or Guarantors herein, or

(iii) resulting from any dispute, litigation, or claim of any kind related to either provisions of Article 10.1 (i) or provisions of Article 10.2 (ii).

The undertaking and the obligation of the Guarantors and the Seller under this
Article 10 are made jointly and severally (conjointement et solidairement).

Any costs, damages, losses, increase in charges or liabilities, or decrease in assets shall be assessed after the benefits of any income tax deductions in respect thereof to which the Buyer is entitled during the same period in which such costs, damages, losses, increases or decreases are incurred. However, tax deductions that result simply in an increase in tax-loss carryforwards shall not be taken into account.

10.2  LIMITATION OF THE INDEMNIFICATION

The Seller's and the Guarantors' obligation to indemnify the Buyer under this Agreement shall be limited to an amount equal to the Sale Price.

The Seller's and the Guarantors' obligation to indemnify does not apply to the extent that the total amounts due to the Buyer as a result of the exercise of this warranty will exceed an amount equal to, in the aggregate, Euros 50,000 (fifty thousand), such amount representing a de minimis threshold for payment but not a starting point; thus when this amount has been reached, all sums are due from the first Euro.

10.3  DURATION AND PROCEDURE OF THE WARRANTY

The term of this indemnification given hereby by the Seller and the Guarantors to the Buyer, shall be for the applicable limitations period, to the extent it involves inaccuracies in the "mentions legales" contained herein, and for three
(3) years from the Transfer Date for all other representations, statements, or warranties. However, with respect to tax and social insurance matters, this undertaking shall remain in effect until ninety (90) days following expiration of the applicable statute of limitations.

Any claim made under this Article 10 shall be notified in writing to the Seller and the Guarantors no later than forty-five (45) days after expiration of this undertaking, or the applicable limitations period, as the case may be. The Seller and the Guarantors shall be entitled to participate, at their own expense, in the defense of any proceedings brought by third parties that are covered by the terms of this indemnification.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

The indemnity due, by virtue of this Article 10, has to be paid to the Buyer within fifteen (15) days of the receipt by the Seller and the Guarantors of the above notification or, if applicable, the court decision rendering such indemnity due and payable.

Any delay by the Guarantors and/or the Seller to fulfil a financial obligation resulting from the exercise of this present warranty will oblige the Guarantors and/or the Seller to pay to the Buyer interest for such delay calculated pro rata temporis, at a rate equal to the official interest rate increased by two
(2) points commencing on the date fixed for payment until the date of effective payment and on the basis of a year of three hundred and sixty (360) days.

ARTICLE 11 - INFORMATION AND ATTESTATION OF ACCURACY

The Parties acknowledge having been advised of the penalties applicable in cases of insufficient or hidden prices and false attestations of accuracy. The Parties confirm, subject to the penalties provided under Article 1837 of the General Tax Code, that this Agreement sets forth the entire agreed price.

ARTICLE 12 - TAXES, CONTRIBUTIONS, AND CHARGES: PAYMENT

12.1 The Buyer shall pay and satisfy all taxes, contributions, and other charges of any kind relating to the operation of the Business as from the Transfer Date and relating to the period following the Transfer Date. To the extent such taxes, contributions, and charges are paid by the Seller, the Buyer shall reimburse it for the amount thereof prorata temporis with respect to the period satisfied by the Seller after the Transfer Date, upon receipt of a statement setting forth the amount of such taxes, contributions, and charges.

12.2. The Seller shall also pay and satisfy all taxes, contributions, and other charges of any kind relating to operation of the Business with respect to the period prior to the Transfer Date, regardless of whether such taxes, contributions, and charges become due and payable before or after the Transfer Date. Specifically, and in application of the foregoing, the Buyer shall reimburse to the Seller its pro rata share of the taxe professionnelle in respect of calendar year 2003, and the Seller shall provide proof of payment of such tax.

12.3 The Seller shall reimburse the Buyer, upon the latter's demand, upon presentation of supporting documentation, for all taxes, contributions, and other taxes payable with respect to the Business, but not paid on the date hereof by the Seller which the Buyer may pay for the Seller's account.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

ARTICLE 13 - NON-COMPETITION

Each of the Seller and DDB undertake and agree, with respect to the Buyer, for a period of (5) five years as from the Transfer Date:

a. not to undertake, either directly or indirectly, in any form whatsoever an activity which is similar to, or liable to compete, either directly or indirectly, with the Business as conducted or proposed to be conducted at the Transfer Date, and

b. not to disclose to any third party a list of customers or any other confidential information with respect to the Business,

c. not to solicit the employment, or employ, any employee or independent contractor of the Business.

In general, each of the Seller and DDB also undertake with respect to the Buyer not to create or to acquire an interest in any structure having activities which are the same as those of the Business.

Nothing in this Article 13 shall be interpreted as a requirement that the Seller modify its corporate purpose (objet social) as set forth in its bylaws (statuts).

Each of the Seller and DDB recognises that the non-competition obligation contained in this Article is an essential and determinant condition for the Buyer to enter into and execute this Agreement.

ARTICLE 14 - GOVERNING LAW - VENUE

This Agreement shall be governed by French law. Any dispute relating to its construction, validity, or performance shall be referred to the Tribunal de Commerce de Paris (Paris Commercial Court).

ARTICLE 15 - AUTHORIZATION AND FORMALITIES

Authorization is hereby given to a bearer of an original hereof to carry out all registration and filing and publication formalities required by law.

ARTICLE 16 - CHALLENGES

The Parties hereby elect their domicile to receive service of all challenges at the offices of the Seller, 31 rue Henri Rochefort, which will promptly advise the Buyer of any challenges of which it receives a notice.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

ARTICLE 17 - NOTICES

Any notices or communications made pursuant to this Agreement has to be made in writing and will be considered duly made in respect of the Parties, (i) the day following receipt of notice subject to confirmation by fax transmission receipt, in the event that said notice has been made by telefax to the telefax numbers set out below or, (ii) four (4) working days after receipt of the notice sent by registered post with acknowledgement of receipt, by Federal Express or similar means, sent as follows to their respective addresses set forth on the first page of this Agreement .

ARTICLE 18 - REGISTRATION FEES - EXPENSES

18.1 All registration fees relating to this Agreement and the transactions contemplated hereby shall be borne by the Buyer. The Buyer shall be responsible for registering this Agreement within the period required by law.

18.2 All costs, fees and expenses (including attorneys' fees) incurred by the Buyer in enforcing the indemnification provisions or other obligations of Seller or Guarantors shall be borne by the Seller and Guarantor, jointly and severally.

18.3 All other costs, fees, and expenses hereof incurred by any Party shall be borne by such Party.

ARTICLE 19 - CONFIDENTIALITY - PRESS RELEASE

Except as required by applicable law, the Parties shall not disclose the terms of this Agreement or publish any press releases or other public communications with respect to this Agreement unless mutually agreed with the other Parties.

Signed in three (3) originals,

in Paris
on April 24, 2003.

This Agreement shall be initially signed in the English language. The parties agree to sign, prior to the Transfer Date, a French version of this Agreement, which upon signature shall replace and prevail over the English version so that it is the sole effective version of this Agreement and which shall be identical to the English version except that UNICA SAS may replace UNICA CORPORATION as the signatory.

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

/s/ Jean-Pierre Seguret                        /s/ Richard Darer
__________________________________             _________________________________
Marketic S.A., by                              UNICA, by
Jean-Pierre Seguret                            Richard Darer

/s/ Jean-Pierre Seguret
__________________________________
DDB France Communication, by
Jean-Pierre Seguret

/s/ Marcel Assaraf
__________________________________
Mr. Marcel Assaraf

KAHN ET ASSOCIES
FINAL APRIL 24, 2003

                                 LIST OF ANNEXES

Annex 2.1.1      Customer list

Annex 2.1.2      List of portfolio of prospective clients

Annex 2.1.3 (a)  List of all Intellectual Property Rights owned by the Seller

Annex 2.1.3 (b)  List of all Intellectual Property Rights used by the Seller

Annex 2.1.4      List of Software Products

Annex 2.2        List of tangible assets

Annex 3A         List of employees

Annex 4          List of the Transferred Contracts

Annex 5 Sub-lease agreement to be entered into between the Guarantor and the Buyer on the Transfer Date

Annex 9.3        Certificate of liens delivered by the Commercial Court of Paris

Annex 9.6        Description of the Seller's share capital

Annex 9.8        Annual Accounts

Annex 9.13       Ongoing disputes

Annex 9.17       Information Memorandum and Finance, Legal, HR Report